Exhibit 10
THERMOGENESIS CORP.
EXECUTIVE EMPLOYMENT AGREEMENT
     THERMOGENESIS CORP. (“Employer”) and William R. Osgood (“Executive”), agree as follows:
1. Employment. Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Employment Agreement (“Agreement”).
2. Position; Scope of Employment. Executive shall have the position of General Manager of Operations for Employer. Executive agrees to perform such services customary to such Office as shall be assigned to him by the Chief Executive Officer. Executive shall report directly to Employer’s Chief Executive Officer (CEO).
     2.1. Entire Time and Effort. Executive shall devote Executive’s full working time, attention, abilities, skill, labor and efforts to the performance of his employment. Executive shall not, directly or indirectly, alone or as a member of a partnership or other organizational entity, or as an officer of any corporation (other than any which are owned by or affiliated with Employer) (i) be substantially engaged in or concerned with any other commercial duties or pursuits, (ii) engage in any other business activity that will interfere with the performance of Executive’s duties under this Agreement, except with the prior written consent of Employer, or (iii) join the board of directors of any other corporation; provided, however, that Executive may join the board of directors of no more than two unaffiliated corporations so long as such corporations are not competitive to the current or future operations of Employer and those corporations offer some synergistic prospects or other support for Employer’s goals.
     2.2. Rules and Regulations. Executive agrees to observe and comply with Employer’s rules and regulations (including Employer’s code of ethics and insider trading policy) as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.
     2.3. Limitations Upon Authority to Bind Employer. Executive shall not engage in any of the following actions on behalf of Employer without the prior approval of Employer: (i) borrow or obtain credit in any amount or execute any guaranty, except for items purchased from vendors in the ordinary course of Employer’s operations; (ii) expend funds for capital equipment in excess of expenditures expressly budgeted by Employer, if applicable, or in the event not budgeted, not to exceed the amounts set forth in subparagraph (iii); (iii) sell or transfer capital assets exceeding Ten thousand Dollars ($10,000) in market value in any single transaction or exceeding Fifty Thousand Dollars ($50,000) in the aggregate during any one fiscal year; (iv) execute any lease for real or personal property; or (v) exercise any authority or control

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over the management of any employee welfare or pension benefit plan maintained by Employer or over the disposition of the assets of any such plan.
3. Term. The term of this Agreement shall be for a period of three (3) years which shall commence on January 1, 2007 and end on December 31, 2010 (subject to adjustment to an earlier start date and termination date by mutual agreement); unless terminated earlier as provided below in Section 5.
4. Compensation. Employer shall pay to or provide compensation to Executive as set forth in this Section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.
     4.1. Base Salary. Employer shall pay Executive a base salary of two hundred sixty five thousand Dollars ($265,000) per year commencing on January 1, 2007 (“Base Salary”). Executive’s Base Salary shall be payable in accordance with Employer’s regular pay schedule, but not less frequently than twice per month.
     4.2. Annual Review. On the date of Employer’s annual meeting of stockholders and on each subsequent annual meeting of stockholders during the term of this Agreement, or at such other time as Employer may establish in its discretion, Employer shall review the previous year’s performance of Executive.
     4.3. Cash/Stock Bonuses. In addition to the Base Salary provided for in sections 4.1 and 4.2, Executive is eligible to receive discretionary bonuses based on Employer performance and Executive’s attainment of objectives periodically established by Employer. Such discretionary bonuses may be paid in cash, through issuance of stock or grant of stock options, or any combination thereof, subject to Board discretion. Annual bonuses that may be awarded to Executive shall be up to thirty-five percent (35%) of Executive’s Base Salary then in effect in any given year. Cash bonus will be paid only when the Employer attains positive cash flow and net income.
     4.4. Stock Option Grants. In addition to Base Salary provided for in Sections 4.1 and 4.2, Executive is eligible to receive an award of stock options as may be determined from time to time by Employer’s Compensation Committee which consists of disinterested directors who administer Employer’s Amended 1998 Executive Equity Incentive Plan and 2006 Equity Incentive Plan. At the inception of this Agreement, and subject to Plan requirements, Executive shall be granted an initial 3 year option to acquire, at the fair market value of the shares on the date Executive commences employment services, a total of 150,000 shares of the Employer’s common stock, which option shall vest over three (3)-years vesting one-third (1/3) on ninety days prior to the anniversary date of this Agreement, and one-third (1/3) each year thereafter on the same date An additional bonus of up to a total of 80,000 shares may be awarded to Executive by the BOD compensation committee in years two and three of the contract providing the company meets the revenue and profit goals in the company’s business plan as submitted by the CEO and approved by the Board of Directors.

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     4.5. Moving Expenses. The Employer shall reimburse Executive for actual moving expenses, as incurred within one (1) year in relocation for this position, including temporary housing for up to 3 months, up to an aggregate amount of $ 45,000.
     4.6. Vacation and Sick Leave. Executive shall be entitled to accrue up to three (3) weeks vacation annually; provided, however, that vacation time may not accrue beyond two weeks of accrued and unused time. Vacation pay shall not accrue beyond two (2) weeks at any given time. Executive shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time. At the end of each calendar year, subject to the limit on two weeks accrued and unused vacation, all such unused and accrued vacation time shall be paid in cash.
     4.7. Other Fringe Benefits. Executive shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.
     4.8. Expenses. Executive shall be reimbursed for his reasonable business expenses; subject to the presentation of evidence of such expenses in accordance with established policies adopted by Employer from time to time.
     4.9. Compensation From Other Sources. Any proceeds that Executive shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Executive. Executive shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Executive under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Executive for such period.
5. Early Termination. Executive’s employment with Employer may be terminated prior to the expiration of the term of this Agreement, upon any of the following events: (i) the mutual agreement of Employer and Executive in writing; (ii) the disability of Executive due to physical or mental illness, which shall, for the purposes of this Agreement, mean Executive’s inability, for a period exceeding three (3) months, to substantially perform such duty on a full time basis; (iii) Executive’s death; (iv) notice of termination by Employer for “cause” (as defined below); (v) Employer’s cessation of business; (vi) written notice of termination by Employer without cause upon fourteen (14) days’ notice, subject to the provisions for compensation upon early termination in Section 5.3(b); or (vii) upon a Change in Control (as defined below) of Employer (as defined in and under the circumstances described in Section 5.4).
     5.1. Definition of Cause. For purposes of this Agreement, any of the following shall constitute cause: (i) willful failure by the Executive to follow directions communicated by the CEO; (ii) habitual breach of Executive’s duties; (iii) fraud, dishonesty, deliberate injury or intentional material misrepresentation by Executive to Employer or any others; (iv) embezzlement, theft or conversion by Executive; (v) unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (vi) habitual misuse of alcohol or any non-prescribed drug or intoxicant; (vii) willful misconduct that causes material

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harm to Employer, (viii) willful violation of any other standards of conduct as set forth in Employer’s employee manual and policies, (ix) conviction of or plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, (x) continuing failure to communicate and fully disclose material information to the Board of Directors, the failure of which would adversely impact the Company or may result in a violation of state or federal securities laws, or (xi) debarment by any federal agency that would limit or prohibit Executive from serving in his capacity for Employer under this Agreement.
     5.2. Damages. If Employer terminates Executive for cause, Employer shall be entitled to damages and all other remedies to which Employer may otherwise be entitled.
     5.3. Compensation Upon Early Termination.
(a)	If Executive resigns during the term of this Agreement (without mutual consent of Employer), or if this Agreement is terminated by Employer for cause, Executive shall be entitled only to all accrued but unpaid Base Salary and vacation pay accrued through the date of delivery of the notice of termination. All non-vested options shall be deemed canceled as of that date.

(b)	If Executive is terminated without cause anytime within the first 30 months of the contract, as defined in Section 5.1 above, Employer shall pay to Executive as liquidated damages and in lieu of any and all other claims which Executive may have against Employer, twelve (12) months of Executive’s salary excluding any amounts for benefits. If Executive is terminated without cause during the six months thereafter, as defined in Section 5.1 above, Employer shall pay to Executive as liquidated damages and in lieu of any and all other claims which Executive may have against Employer, six (6) months of Executive’s salary excluding any amounts for benefits. Employer’s payment pursuant to this subparagraph shall fully and completely discharge any and all obligations of Employer to Executive arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Executive may have against Employer not including any obligation under the workers’ compensation laws including Employer’s liability provisions.

Initials: Executive Employer

(c)	If Executive’s employment is terminated as a result of death or total disability, Executive shall be entitled to accrued but unpaid Base Salary to date of termination. The date of termination shall be deemed the date of death or, in the event of disability, the date Executive qualified for total disability payments under Employer’s long-term disability plan.

(d)	If Executive’s employment is terminated as a result of a Change in Control of Employer, Executive shall be entitled to a lump-sum payment equal to three times Executive’s Base Salary at the time. A “Change in Control” shall mean an event involving one transaction or a related series of transactions in which one of the

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following occurs: (i) Employer issues securities equal to 33% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (ii) Employer issues securities equal to 33% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (iii) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (iv) all or substantially all of Employer’s assets are sold or transferred.
(e)	Except as expressly provided in paragraph (d) above, all compensation described in this Section 5.3 shall be due and payable in installments at least twice monthly or at the time of the delivery of notice of termination, at Employer’s sole discretion and election.
6. Confidential Information of Customers of Employer. Executive during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of customers of Employer. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Executive’s employment with Employer.
7. Unfair Competition. During the term of this Agreement, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is competitive in any way with Employer’s business. The obligation of Executive not to compete with Employer shall not prohibit Executive from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or on over-the-counter market. In order to protect the trade secrets of Employer, after the term, or upon earlier termination of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultants, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Employer for a period of one (1) year from the date of the expiration of this Agreement in the areas directly related to blood processing equipment or procedures. Executive acknowledges that Employer’s business is not limited by geographical scope, is operating throughout the world and that the effect of this section may be to prevent Executive from working in a competitive business after termination of employment hereunder.
8. Trade Secrets. Executive shall not disclose to any others, or take or use for Executive’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Employer’s trade secrets, including without limitation, confidential information, customer lists, computer programs or computer software of Employer. Executive agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Employer’s possession and (ii) trade secrets conceived, originated, discovered or developed by Executive during the term of this Agreement. Information of Employer shall not be considered a trade secret if it is lawfully known outside of Employer by anyone who does not have a duty to keep such information confidential.

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9. Inventions; Ownership Rights. Executive agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, know-how, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Executive in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets, moral rights and other forms of protection thereof, shall be and remain the property of Employer. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Executive’s assistance under this Section 9 after termination of this Agreement, Executive shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.
10. Non-Solicitation.
     10.1 Customers. While employed by Employer, and for a period of one (1) year thereafter, Executive agrees not to divert or attempt to divert (by solicitation or other means), whether directly or indirectly, Employer’s customers existing at the time Executive’s employment with Employer terminates.
     10.2 Employees. While employed by Employer, and for a period of one (1) year thereafter, Executive will not solicit or encourage, or cause others to solicit or encourage, any employees of Employer to terminate their employment with Employer; provided, however, this obligation will not affect any responsibility Executive may have as an employee of Employer with respect to the bona fide hiring and firing of Employer personnel.
11. Arbitration; Remedies. Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP. Notwithstanding the previous sentence, the parties agree that, in the event of the breach or threatened breach of Sections 6-10 of this Agreement by Executive, monetary damages alone would not be an adequate remedy to Employer for the injury that would result from such breach, and that Employer shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Executive further agrees that any such injunctive relief obtained by Employer shall be in addition to monetary damages.
12. Actions Contrary to Law; Blue Pencil. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any

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conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. The parties hereby acknowledge that the restrictions set forth in Sections 6-10 have been specifically negotiated and agreed to by the parties hereto and if the scope or enforceability of any such section is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances.
13. Internal Revenue Code.
     13.1 Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the right to receive or benefit from any payments under this Agreement, including Section 5.2(d), either alone or together with other payments that Executive has a right to receive from Employer, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Section 4999 of the Code.
     13.2 Section 162(m). Notwithstanding any provision of this Agreement to the contrary, if Employer determines that compliance with Section 162(m) of the Code is required or desired, all payments made under this Agreement to Executive will comply with the requirements of Section 162(m) of the Code.
14. Miscellaneous.
     14.1. Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER:	ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, California 95742

EXECUTIVE:	William R. Osgood
875 Circle Drive
Boulder Colorado
     14.2. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other

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expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
     14.3. Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.
     14.4. Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.
     14.5. Assignment; Succession. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.
     14.6. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.
     14.7. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.
     14.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
     14.9. Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.

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THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

EMPLOYER: THERMOGENESIS CORP.
By:	/s/ Philip H. Coelho
Philip H. Coelho
Chairman of the Board & Chief Executive Officer

By:	/s/ Hubert Huckel
Hubert Huckel, MD, Chairman, Compensation Committee

EMPLOYEE:
By:	/s/ William R. Osgood
William R. Osgood, an individual

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